Exhibit 99.5

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members of

B & B B, Inc.:

We have audited the accompanying balance sheets of B & B B, Inc. (doing business as Virgin River Hotel/Casino/Bingo) as of December 31, 2005 and 2004, and the related statements of operations, stockholder’s deficit, and cash flows for each of the three years in the period ended December 31, 2005. Our audits also included the financial statement schedule listed in Item 15. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2005 and 2004, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Ernst & Young LLP

Las Vegas, Nevada
March 17, 2006

B & B B, Inc.

Balance Sheets

December 31, 2005 and 2004

(in thousands)

	December 31,
	2005	2004

Assets
Current assets:
Cash and cash equivalents	$6,211	$5,918
Accounts receivable, net of allowance of $42 and $33 for 2005 and 2004, respectively	155	255
Related company receivables	122	758
Inventories	392	397
Prepaid expenses	1,361	1,207
Total current assets	8,241	8,535
Property and equipment, net	11,155	5,242
Deferred financing fees	1,129	1,244
Goodwill and other intangible assets, net	11,568	13,453
Other assets	15	12
Total assets	$32,108	$28,486

Liabilities and Stockholder’s Deficit
Current liabilities:
Current portion of long-term debt	$174	$189
Current portion of gaming equipment financing	1,647	280
Related company payable	418	1,250
Accounts payable	843	934
Accrued liabilities	10,245	3,505
Total current liabilities	13,327	6,158
Gaming equipment financing, less current portion	2,063	191
Long-term debt, less current portion	172,333	165,242
Fair value of interest rate swaps	195	1,493
Commitments and contingencies
Stockholder’s deficit:
Common stock, no par value; authorized 2,500 shares, 100 shares issued and 88 shares outstanding	—	—
Retained earnings	2,613	2,330
Treasury stock, at cost	(700)	(700)
Deemed distribution	(157,723)	(146,228)
Total stockholder’s deficit	(155,810)	(144,598)
Total liabilities and stockholder’s deficit	$32,108	$28,486

The accompanying notes are an integral part of these financial statements.

B & B B, Inc.

Statements of Operations

For the Years Ended December 31, 2005, 2004 and 2003

(in thousands)

	2005	2004	2003

Revenues
Casino	$34,809	$32,145	$29,678
Food and beverage	11,713	11,427	10,488
Hotel	8,469	7,636	7,182
Other	2,789	2,814	2,748
Total revenues	57,780	54,022	50,096
Less—promotional allowances	(7,308)	(7,161)	(6,570)
Net revenues	50,472	46,861	43,526
Operating expenses:
Casino	14,377	13,972	13,284
Food and beverage	7,455	6,977	6,882
Hotel	2,506	2,860	2,715
Related company rental expense	6,300	6,300	6,300
Other	1,424	1,476	1,444
General and administrative	13,131	12,151	11,309
Depreciation and amortization	2,712	1,396	1,650
Gain on disposal of assets	(43)	(114)	(3)
Total operating expenses	47,862	45,018	43,581
Operating income (loss)	2,610	1,843	(55)
Other (expense) income:
Interest expense	(2,327)	(97)	(52)
Related company interest income	—	94	76
Other (expenses) income	(2,327)	(3)	24
Net income (loss)	$283	$1,840	$(31)

The accompanying notes are an integral part of these financial statements.

B & B B, Inc.

Statements of Cash Flows

For the Years Ended December 31, 2005, 2004 and 2003

(in thousands)

	2005	2004	2003

Cash flows from operating activities:
Net income (loss)	$283	$1,840	$(31)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	2,712	1,396	1,650
Amortization of deferred financing fees	190	6	—
Interest on gaming equipment financing	238	—	—
Gain on sale and disposal of assets	(43)	(114)	(3)
Change in operating assets and liabilities:
Accounts and related party receivables, net	736	390	1,382
Inventories	5	(14)	(33)
Prepaid expenses	(154)	(93)	305
Accounts payable and accrued liabilities	289	373	145
Net cash provided by operating activities	4,256	3,784	3,415

Cash flows from investing activities:
Proceeds received from sale of assets	110	—	3
Capital expenditures	(3,390)	(1,044)	(914)
Net cash used in investing activities	(3,280)	(1,044)	(911)

Cash flows from financing activities:
Payment of long-term debt	(189)	(176)	(178)
Payment of gaming equipment financing	(406)	(715)	(368)
Payment of financing fees	(75)	—	—
Distributions paid	—	—	(2,079)
Change in other assets	(13)	11	3
Net cash used in financing activities	(683)	(880)	(2,622)
Net increase (decrease) in cash and cash equivalents	293	1,860	(118)
Cash and cash equivalents at beginning of year	5,918	4,058	4,176
Cash and cash equivalents at end of year	$6,211	$5,918	$4,058

The accompanying notes are an integral part of these financial statements.

B & B B, Inc.

Statements of Cash Flows (continued)

For the Years Ended December 31, 2005, 2004 and 2003

(in thousands)

	2004	2003	2002

Supplemental cash flow disclosure:

Cash paid for interest	$1,053	$36	$52

Noncash investing and financing activities:

Acquisition of assets with long-term debt	$—	$20,616	$—

Acquisition of assets with gaming financing	$3,436	$619	$667

The accompanying notes are an integral part of these financial statements.

B & B B, Inc.

Statements of Stockholder’s Deficit
For the Years Ended December 31, 2005, 2004 and 2003
(in thousands)

	Common Stock	Treasury Stock	Retained Earnings	Deemed Distribution	Total Stockholder’s Deficit

Balance, January 1, 2003	$—	$(700)	$9,739	$(82,320)	$(73,281)

Net income	—	—	—	3,002	3,002
Deemed distribution	—	—	(31)	—	(31)
Distributions	—	—	(2,079)	—	(2,079)

Balance, December 31, 2003	—	(700)	7,629	(79,318)	(72,389)
Net income	—	—	1,840	—	1,840
Deemed distribution	—	—	—	(66,910)	(66,910)
Redemption of equity	—	—	(7,139)	—	(7,139)

Balance, December 31, 2004	—	(700)	2,330	(146,228)	(144,598)

Net income	—	—	283	—	283
Deemed distribution	—	—	—	(11,495)	(11,495)

Balance, December 31, 2005	$—	$(700)	$2,613	$(157,723)	$(155,810)

The accompanying notes are an integral part of these financial statements.

Notes to Consolidated Financial Statements

B & B B, Inc.

1.      Basis of Presentation and Background

B & B B, Inc. (the “Company” or “B&BB”) is a Nevada corporation formed on December 7, 1989 for the purpose of operating the Virgin River Hotel/Casino/Bingo (“Virgin River”) located in Mesquite, Nevada. The Company’s shares were 93.28% owned by Randy Black, Sr. (“Mr. Black”) and his three siblings. The hotel portion of the facility commenced operations on June 1, 1990, and the casino portion commenced operations on September 1, 1990. The land and buildings are owned by Virgin River Casino Corporation (“VRCC”), a Nevada corporation which is 100% owned by Mr. Black and his three siblings, and leased to the Company. Certain personal property including furniture and fixtures, leasehold improvements within the casino, and gaming equipment are owned by the Company.

On December 20, 2004, the Company, VRCC and its subsidiary RBG, LLC (“RBG”) and its subsidiary Casablanca Resorts, LLC (“Resorts LLC”) (collectively, the “Companies”), entered into a series of transactions whereby they collectively co-issued $125.0 million aggregate principal amount of Senior Secured Notes due 2012 and $66.0 million aggregate principal amount at maturity ($39.9 million in gross proceeds) of Senior Subordinated Notes due 2013 and received a $16.0 million equity contribution from Mr. Black and R. Black, Inc. The Companies used the proceeds from the above offering to purchase the interests held by Mr. Black’s siblings and unaffiliated shareholders (collectively known as the “Buyout”) for $101.4 million pursuant to the Agreement for Purchase and Sale or Redemption of Equity Interests (“Agreement for Purchase of Equity Interests”) between James A. Black Gaming Properties Trust, Gary W. Black Gaming Properties Trust, Michael T. Black Gaming Properties Trust, Jorco, Inc., Marcus A. Hall, James Ritchie and Barry Moore as Sellers and Robert R. Black, VRCC and B&BB as Purchasers (see Note 3). As a result of the Buyout, Mr. Black obtained the remaining 80.97% interest in B&BB and 75.0% interest in VRCC. VRCC along with R. Black, Inc. obtained 32.69% of the membership interest in RBG that was being purchased. The remaining proceeds were utilized to repay $64.0 million owed under the Credit Agreement by the Companies and the $2.0 million promissory note payable to a selling shareholder by VRCC (See Note 6). As a result of these transactions, Mr. Black and R. Black, Inc. control VRCC, RBG and B&BB. In addition, VRCC, RBG, and B&BB are co-issuers on the Companies’ Senior Secured and Senior Subordinated Notes and all three entities are jointly managed and share resources (See Note 6).

2.      Summary of Significant Accounting Policies

Casino Revenue and Promotional Allowances—In accordance with industry practice, the Company recognizes as casino revenue the net win from gaming activities, which is the difference between gaming wins and losses. The retail value of rooms, food and beverage furnished to customers without charge is included in gross revenues and then deducted as promotional allowances. The estimated departmental costs of providing such promotional allowances are included in casino costs and expenses and consist of the following (amounts in thousands):

	Year ended December 31,
	2005	2004	2003

Food and beverage	$3,323	$3,678	$3,420
Hotel	909	712	730
Other	197	191	177
	$4,429	$4,581	$4,327

Notes to Consolidated Financial Statements

B & B B, Inc. (cont’d)

2.      Summary of Significant Accounting Policies (cont’d)

The Company’s slot club program (the “One Card”) allows customers to redeem points earned from their gaming activity at any of the Companies’ properties for complimentary food, beverage, rooms, entertainment and merchandise. At the time redeemed, the retail value of complimentaries under the One Card is recorded as revenue with a corresponding offsetting amount included in promotional allowances. The cost associated with complimentary food, beverage, rooms, entertainment and merchandise redeemed under the One Card is recorded in casino costs and expenses.

Cash and Cash Equivalents—The Company considers all highly liquid investments with purchased maturities of three months or less to be cash equivalents.

Related company receivables and payables—The Companies are under common management and ownership. Payroll and other operating expenses are shared and expensed to each entity as incurred. Related company receivables and payables represent amounts due or owed amongst the entities for such expenses.

Inventories—Inventories are stated at the lower of cost or market value. Cost is determined by the first-in, first-out method.

Fair Value of Financial Instruments—The carrying value of the Company’s cash and cash equivalents, receivables, accounts payable and debt, other than the Company’s Notes, approximates fair value primarily because of the short maturities of these instruments. The fair value on the Notes is based on quoted market prices.

Property and Equipment—Property and equipment is stated at cost, including interest capitalized on internally constructed assets calculated at the overall weighted-average borrowing rate of interest.

Depreciation and amortization is provided on a straight-line basis over the assets’ estimated useful lives. The estimated useful lives are as follows:

Land improvements	15 years
Leasehold improvements	5 to 10 years
Furniture, fixtures and equipment	5 years

The Company evaluates the carrying value for real estate inventories in accordance with FASB Statement No. 144, Accounting for the Impairment or Disposal of Long-lived Assets (“SFAS 144”). SFAS 144 requires that when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable, companies should evaluate the need for an impairment write-down. Impairment write-downs are recorded to real estate inventories when indicators of impairment are present and the undiscounted cash flows estimated to be generated from those assets are less than the carrying amount of the assets. When an impairment write-down is required, the related assets are adjusted to their estimated fair value less costs to sell. The Company did not record any impairment losses during the years ended December 31, 2005, 2004 or 2003.

Income Taxes—The Company has elected S Corporation status under the Internal Revenue Code. As such, federal income taxes are an obligation of the individual owners and no provision for income taxes is reflected in the accompanying financial statements.

Notes to Consolidated Financial Statements

B & B B, Inc. (cont’d)

2.      Summary of Significant Accounting Policies (cont’d)

Advertising Costs—Advertising costs incurred by the Company is expensed as incurred. Advertising costs were $1.6 million, $1.3 million and $1.3 million for the years ended December 31, 2005, 2004 and 2003, respectively.

Goodwill and other Intangible Assets—Goodwill associated with the Buyout totaled $1.0 million at December 31, 2005. Other intangible assets, represent acquired customer lists, which is stated at cost net of accumulated amortization, and trademarks. Trademarks totaled $3.1 million at December 31, 2005. Customer lists totaled $7.5 million and $2.3 million as of December 31, 2005 and 2004, respectively. These costs, which during the year ended December 31, 2005 were amortized on a straight-line basis over three years, will be amortized on a straight-line basis over the assets’ revised estimated useful lives of approximately seven years subsequent to December 31, 2005. Amortization expense was $787,000, $23,000 and $0 for the years ended December 31, 2005, 2004 and 2003, respectively. Future amortization expense of intangible assets is estimated to be approximately $1.5 million per annum.

The Company reviews intangible assets that are subject to amortization for impairment in accordance with SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” In accordance with SFAS 144, an impairment loss will be recognized if the carrying amount of an intangible asset is not recoverable and its carrying amount exceeds its fair value. After an impairment loss is recognized, the adjusted carrying amount of the intangible asset becomes the new accounting basis. The Company did not record any impairment losses during the years ended December 31, 2005, 2004 or 2003.

Debt Guarantee

In November 2002, FASB issued FASB Interpretation (“FIN”) No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an interpretation of FASB Statements No. 5, 57, and 107 and rescission of FASB Interpretation No. 34. FIN No. 45 elaborates on the disclosures to be made by a guarantor in its financial statements about its obligations under certain guarantees that it has issued, and requires a guarantor to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. A conclusion reached by the FASB in this Interpretation is the exclusion from the liability recognition provisions of guarantees issued between entities under common control or parent or subsidiary guarantees of third-party debt on behalf of that parent or subsidiary. Such guarantees, however, are not excluded from the enhanced disclosure provisions. The disclosure provisions have been reflected in the accompanying financial statements and footnotes.

Interest Rate Swaps—The Companies, from time to time, use interest rate swaps and similar financial instruments to assist in managing interest incurred on its long-term debt. The difference between amounts received and amounts paid under such agreements, as well as any costs or fees, is recorded as a reduction of, or addition to, interest expense as incurred over the life of the swap or similar financial instrument.

Notes to Consolidated Financial Statements

B & B B, Inc. (cont’d)

2.      Summary of Significant Accounting Policies (cont’d)

The Companies account for interest rate swap agreements in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” and its corresponding amendments under SFAS 138 and SFAS 149. SFAS 133 requires the Companies to measure every derivative instrument (including certain derivative instruments embedded in other contracts) at fair value and record them in the balance sheet as either an asset or liability. Changes in fair value of derivatives are recorded currently in earnings as a change in fair value of the swap unless special hedge accounting criteria are met whereby the change is recorded as a component of other comprehensive income. The Companies have designated the interest rate swaps as cash flow hedges and, accordingly, the effective portions of changes in the fair value of the interest rate swaps are reported in other comprehensive income. Any ineffective portions of hedges are recognized in earnings in the current period. During the year ended December 31, 2004, the Companies’ cash flow hedge became ineffective and, accordingly, the change in fair value is being accounted for in earnings on VRCC’s consolidated statements of operations for the years ended December 31, 2005 and 2004.

Use of Estimates—The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Players Club Liability—The Company adopted the consensus provisions of EITF 00-22—”Accounting for Points and Certain Other Time-Based or Volume-Based Sales Incentive Offers, and Offers for Free Products or Services to Be Delivered in the Future.” EITF 00-22 requires that the redemption of points, such as points earned in slot players clubs, be recorded as a reduction of revenue. Although the consensus reached in EITF 00-22 applies to a redemption of points for cash as opposed to a redemption of points for free products and services, management believes the premise of EITF 00-22 applies to the Company’s slot club program, which provides for the redemption of points for only free products and services (and not for cash). The Company’s One Card player card allows customers to redeem points earned from their gaming activity at all the Companies’ properties for complimentary food, beverage, rooms, entertainment and merchandise. At the time redeemed, the retail value of complimentaries is recorded as revenue with a corresponding offsetting amount included in promotional allowances. The cost associated with complimentary food, beverage, rooms, entertainment and merchandise redeemed is recorded in casino costs and expenses. The Company also records a liability for the estimated cost of the outstanding points related to the One Card.

Self-Insurance Reserves — The Company reviews self-insurance reserves at least quarterly. The amount of reserve is determined by reviewing actual expenditures for the previous twelve-month period and reviewing reports prepared by the third party plan administrator for any significant unpaid claims. The reserve is accrued at an amount that approximates the amount needed to pay both reported and unreported claims as of the balance sheet date, which management believes are adequate.

Segment Information—It is management’s belief that the Company’s operations are part of a single segment which is the casino and hotel business and related amenities. Management believes that all of its ancillary operations are in place to increase and enhance the casino and hotel business.

Notes to Consolidated Financial Statements

B & B B, Inc. (cont’d)

2.      Summary of Significant Accounting Policies (cont’d)

Recently Issued Accounting Standards—In January 2003, the FASB issued Interpretation No. 46R (“FIN 46R”), “Consolidation of Variable Interest Entities.” The objective of FIN 46R is to improve financial reporting by companies involved with variable interest entities. FIN 46R changes certain consolidation requirements by requiring a variable interest entity to be consolidated by a company that is subject to a majority of the risk of loss from the variable interest entity’s activities or entitled to receive a majority of the entity’s residual returns or both. The Company has determined that it holds no investments in variable interest entities at December 31, 2005.

In April 2003, the FASB issued SFAS No. 149, “Amendment to Statement 133 on Derivative Instruments and Hedging Activities.” SFAS No. 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. SFAS No. 149 is applied prospectively and is effective for contracts entered into or modified after June 30, 2003, except for SFAS No. 133 implementation issues that have been effective for fiscal quarters that began prior to June 15, 2003 and certain provisions relating to forward purchases and sales on securities that do not yet exist. The Company has determined that SFAS No. 149 did not have a significant impact on the Company’s results of operations or financial position.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments With Characteristics of Both Liabilities and Equity.” SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. On October 29, 2003, the FASB voted to defer for an indefinite period the application of the guidance in SFAS No. 150 to non-controlling interests that are classified as equity in the financial statements of the subsidiary but would be classified as a liability in the parent’s financial statements under SFAS No. 150. The FASB decided to defer the application of SFAS No. 150 to these non-controlling interests until it could consider some of the resulting implementation issues associated with the measurement and recognition guidance for these non-controlling interests. The Company currently has no instruments impacted by the adoption of this statement and, therefore, the adoption did not have a significant impact on the Company’s results of operations or financial position.

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs.” The statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The Company is currently evaluating the provisions of SFAS No. 151 to determine its impact on our future financial statements.

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets.” This statement is based on the principle that exchanges of nonmonetary assets should be measured based on fair value of the assets exchanged. This statement is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The Company is currently evaluating the provisions of SFAS No. 153 to determine its impact on the Company’s future financial statements.

Notes to Consolidated Financial Statements

B & B B, Inc. (cont’d)

3.      Purchase of Equity Interests

On December 20, 2004, pursuant to the Agreement for Purchase of Equity Interests described in Note 1, Mr. Black and R. Black, Inc. acquired certain interests in B&BB, VRCC and RBG for $101.4 million. During the year ended December 31, 2005, VRCC paid an additional $1.8 million to the previous owners pursuant to the Agreement for Purchase of Equity Interests. In addition, the Companies incurred approximately $10.6 million in capitalized deferred financing fees related to the issuance of the Notes of which $1.4 million was incurred by the Company. As of December 31, 2005, $1.1 million in deferred financing fees is recorded in the accompanying balance sheet. Management originally valued the assets acquired in the transaction as follows. Current assets and liabilities were recorded at book value, which approximated their estimated market values at the date of acquisition. Land, buildings and building improvements were valued based upon comparable values of recent sales in the Mesquite, Nevada market and 3rd party market valuations of comparable assets in Mesquite, Nevada. For equipment, management recorded these assets at book value, which was deemed to be fair value, considering the relative age and working condition of the equipment. Intangible assets, representing the Companies’ customer list and slot club program, were recorded at fair value, which was calculated based upon comparable customer lists and slot programs with other casinos operating in the Las Vegas and surrounding market. In accordance with the provisions of SFAS No. 141, the remainder of the purchase price was allocated to goodwill. Management believes that the goodwill arose from the Companies’ dominance in and the growing Mesquite, Nevada market, the value of the existing workforce and existing accounting and operating infrastructure.

Subsequent to management’s initial valuation, a third-party business valuation was obtained in the fourth quarter of 2005. Based upon the independent valuation, a final allocation of the purchase price was prepared.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed of the Companies at the date of acquisition based upon the final valuation.

At December 20, 2004

Current assets	$15,600
Property and equipment	105,200
Other non-current assets	3,300
Intangibles	31,900
Goodwill	12,500
Total assets acquired	168,500
Current liabilities	12,800
Long-term liabilities	1,200
Long-term debt assumed	53,300
Total liabilities assumed	67,300

Net assets acquired	$101,200

Notes to Consolidated Financial Statements

B & B B, Inc. (cont’d)

3.      Purchase of Equity Interests (cont’d)

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed related to the Company at the date of acquisition based upon the final valuation.

At December 20, 2004

Current assets	$6,200
Property and equipment	5,400
Goodwill	1,000
Intangibles	11,400
Total assets acquired	24,000
Current liabilities	3,700
Long-term debt assumed	100
Total liabilities assumed	3,800

Net assets acquired	$20,200

The following unaudited pro forma financial information for the Company has been prepared assuming the Buyout occurred on January 1, 2004 and 2003, respectively (in thousands):

	Year Ended December 31, 2004	Year Ended December 31, 2003

Net revenues	$46,861	$43,526
Income (loss) from operations	$389	$(1,509)
Net loss	$(1,464)	$(3,340)

4.      Property and Equipment

The property and equipment of the Company consists of the following (in thousands):

	December 31,
	2005	2004

Buildings	$285	$285
Land and leasehold improvements	3,741	3,424
Furniture, fixtures and equipment	25,964	20,984
Construction in progress	893	—
	30,883	24,693
Less—accumulated depreciation and amortization	(19,728)	(19,451)
Property and equipment, net	$11,155	$5,242

Notes to Consolidated Financial Statements

B & B B, Inc. (cont’d)

5.      Related Company Receivables and Payables

The related company payable of the Company consists of the following (in thousands):

	December 31,
	2005	2004

Virgin River Casino Corp.	$14	$1,250
RBG, LLC	271	—
Casablanca Resorts, LLC	133	—
Related company payable	$418	$1,250

The related company receivable consist of the Company consists of the following (in thousands):

	December 31,
	2005	2004

Virgin River Casino Corp.	$106	$704
RBG, LLC	8	20
Casablanca Resorts, LLC	8	34
Related company receivables	$122	$758

The transactions between the Company and the entities above are based on informal arrangements. At December 31, 2005, there are no specific payment terms nor do any of the receivables require the payment of any interest.

6.      Long-term Debt

Long-term debt consists of the following (in thousands):

	December 31,
	2005	2004
Revolving credit facility totaling $15 million with Wells Fargo Foothill at a margin above prime or LIBOR, as defined; collateralized by substantially all assets of the Companies as defined	$2,000	$—
9% senior secured notes, interest payable semiannually, principal due January 15, 2012, callable January 15, 2009	125,000	125,000
12 ¾% senior subordinated notes, non-cash interest will accrue at an annual rate of 12 ¾% in the form of increase accreted value until January 15, 2009. Beginning January 15, 2009, interest payable semiannually, principal due January 15, 2013, callable January 15, 2009	45,333	40,068
Promissory note payable to Wells Fargo Equipment Finance, Inc. payable in monthly installments of $17 at an interest rate of 6.97%, due June 2006	174	363
	172,507	165,431
Less—current portion	(174)	(189)
Total long-term debt	$172,333	$165,242

Notes to Consolidated Financial Statements

B & B B, Inc. (cont’d)

6.      Long-term Debt (cont’d)

Maturities of long-term debt are as follows (in thousands):

Years ending December 31:
2006	$174
2007	—
2008	2,000
2009	—
2010	—
Thereafter	191,000
193,174
Less debt discount	(20,667)
$172,507

New Revolving Facility

Concurrent with the Buyout, the Companies entered into a four-year $15.0 million senior secured credit facility (“Foothill Facility”) on December 20, 2004 with Wells Fargo Foothill, Inc. that matures in December 2008. The Foothill Facility is secured by substantially all the assets of the Companies. During the life of the Foothill Facility, the Companies may borrow up to the lesser of (1) $15.0 million less the Letter of Credit Usage, as defined, less the Bank Product Reserve, as defined, or (2) the Borrowing Base, as defined, less the Letter of Credit Usage. At December 31, 2005, the Bank Product Reserve was approximately $202,000 and is based on the fair market value at December 31, 2005 of the interest rate swap owed to Wells Fargo Foothill, Inc. Accordingly, the availability under the Foothill Facility at December 31, 2005 was limited to $12.8 million as $2.0 million was draw at December 31, 2005.

Under the terms of the Foothill Facility, interest accrues on the outstanding principal balance at LIBOR plus the LIBOR Rate Margin, which is 3.5%, or the Base Rate, as defined, plus the Base Rate Margin, which is 2%. LIBOR was approximately 4.8% and prime was 7.25% at December 31, 2005. The Foothill Facility also contains certain financial and other covenants. These include a minimum trailing twelve-month Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) of $15,000,000 of the Companies and limitations on other indebtedness and capital expenditures for the Companies, as defined.

As part of the costs of entering into the Foothill Facility, the Companies incurred approximately $0.5 million of deferred financing fees, all of which was recorded to the consolidated balance sheet of VRCC, that will be amortized over the life of the facility on a straight-line basis, which approximates the effective-interest method.

Senior Secured and Senior Subordinated Notes

In December 2004, as part of the Buyout, the VRCC, RBG and B&BB (the “Issuers”) issued $125.0 million of 9% senior secured notes (“Senior Notes”) due on January 15, 2012 and $39.9 million in gross proceeds of 12¾% senior subordinated notes (“Senior Sub Notes”) due January 15, 2013 (collectively the “Notes”). The Notes are joint and several obligations of the Issuers and all current and future subsidiaries of the Issuers. Although the Notes are joint and several obligations of the Issuers, the allocation of the balance of the Notes to the individual balance sheets of B&BB, VRCC and RBG was according to the flow of funds at the date of the Buyout with the proceeds of the Senior Notes necessary to purchase the interests of B&BB recorded on the balance sheet of B&BB and the remaining proceeds of

Notes to Consolidated Financial Statements

B & B B, Inc. (cont’d)

6.      Long-term Debt (cont’d)

the Senior Notes and Senior Sub Notes recording on the consolidated balance sheet of VRCC. The balance sheet of the Company reflects the full obligation of the Notes at December 31, 2005 with an amount that is recorded on the consolidated balance sheet of VRCC recognized as a deemed distribution to reflect the net obligation of the Notes recorded on the balance sheet of the Company at December 31, 2005. At December 31, 2005 and 2004, the net amount of the Notes recorded on the Company’s balance sheet is $20.6 million, respectively.

The Senior Notes pay interest semiannually while the Senior Sub Notes accrue interest in the form of increased accreted value until January 15, 2009, when the carrying book value of the Senior Sub Notes will be $66.0 million. At that point the Senior Sub Notes will pay interest semiannually on the same dates as the Senior Notes.

The indentures (the “Indentures”) governing the Companies’ Notes contain certain customary financial and other covenants, which limit the Companies’ ability to incur additional debt. The Indentures provide that the Companies may not incur additional indebtedness, other than specified types of indebtedness, unless the Consolidated Coverage Ratio, on a pro-forma basis after the incurrence of the additional indebtedness is at least 2.00 to 1.00. As of December 31, 2005, the Companies have a Consolidated Coverage Ratio of 1.18 to 1.00 and have incurred $0 of additional indebtedness as defined.

The Indentures also contain other covenants which limit the ability of the Issuers and Guarantors, as defined, to pay dividends, redeem stock, or make other distributions, make investments, create certain liens, enter into certain transactions with affiliates, utilize proceeds from asset sales, transfer or sell assets, issue or sell equity interests of subsidiaries and enter into certain mergers and consolidations, as defined in the Indentures. There are no restrictions related to the transfer of funds between the Issuers, Guarantors and their respective subsidiaries. The Issuers were in compliance with these covenants at December 31, 2005.

The Senior Notes are secured by substantially all existing and future assets of the Issuers and the Guarantors, as defined, as well as the equity interest of the Guarantors, the equity interests of the Acquiring Shareholder and his Affiliate in the Issuers. The Guarantors are all the wholly owned subsidiaries of the Issuers. The Senior Notes are subordinated to the security interests of the Foothill Facility. The Senior Sub Notes are subordinate to the Senior Notes and all other indebtedness of the Companies.

As part of the costs of issuing the Notes, the Companies incurred approximately $10.6 million in deferred financing fees, $1.4 million of which was incurred by the Company. Within the $10.6 million in deferred financing fees is $7.7 million related to underwriter fees associated with the Notes. These costs are being amortized over the life of the Notes on a straight-line basis, which approximates the effective-interest method.

Old Revolving Facility

On June 28, 2001, the Companies entered into a Credit Agreement (“Original Credit Agreement”) with Bank of America, N.A., Wells Fargo Bank, N.A. and U.S. Bank, N.A (the “Bank Group”). Proceeds from the Original Credit Agreement were used to refinance the existing debt of B&BB, VRCC and RBG and to purchase the assets of Si Redd’s Oasis Resort Hotel and Casino. Under the terms of the Original Credit Agreement, the Companies had the ability to borrow up to $80 million. Similar to the Notes, B&BB, VRCC and RBG were jointly obligated under the Original Credit Agreement. The allocation of the

Notes to Consolidated Financial Statements

B & B B, Inc. (cont’d)

6.      Long-term Debt (cont’d)

balance of the Original Credit Agreement to the individual balance sheets of B&BB, VRCC and RBG was based on amounts utilized from the Original Credit Agreement to refinance the existing debt of B&BB, VRCC and RBG and purchase Si Redd’s Oasis Resort Hotel and Casino.

Under the terms of the Original Credit Agreement, interest accrued on the outstanding principal balance on the Original Credit Agreement at the Base Rate, defined as the lower of prime or federal funds rate plus fifty basis points, plus the Applicable Margin, as defined, or LIBOR Rate, as defined, plus the Applicable Margin, as defined. The Original Credit Agreement also contained certain financial and other covenants. These include a Leverage Ratio, as defined, an Adjusted Fixed Charge Ratio, as defined, of no less than 1.25 to 1.00 and commencing June 30, 2002, a minimum trailing twelve-month Adjusted EBITDA, as defined, of no less than $23.0 million. The Original Credit Agreement also contained limitations on incurrence of additional indebtedness, limitation on distributions and minimum and maximum levels of capital expenditures.

As of December 31, 2002, the Companies were not in compliance with certain covenants as specified in the Original Credit Agreement, as amended as of such date. As a result of this non-compliance, the Companies entered into the second amendment (Second Amendment) to the Credit Agreement dated March 31, 2003 which provided the following:

1)  One-time waiver of the Companies non-compliance with certain covenants as of December 31, 2002;

2)  Amended the minimum trailing twelve-month Adjusted EBITDA requirement to $19.5 million commencing March 31, 2003 and $23.0 million commencing June 30, 2004 to the termination of the Original Credit Agreement.

The Original Credit Agreement, as amended, is referred to as the Credit Agreement. As of March 31, 2004 and December 31, 2003, the Companies were not in compliance with the Adjusted Fixed Charge Coverage Ratio and the minimum trailing twelve-month Adjusted EBITDA along with the Leverage Ratio at December 31, 2003 and March 31, 2004 as specified in the Credit Agreement, among other financial covenant violations. On July 6, 2004, the Companies entered into a Forbearance Agreement with the Bank Group whereby the Bank Group agreed to forbear exercising their legal remedies under the Credit Agreement by reason of technical default while the Credit Agreement was renegotiated. On November 4, 2004, the Companies renegotiated the Credit Agreement with the Bank Group which waived all past covenant violations and extended the maturity date to June 2006.

Proceeds from the Buyout were used to repay the $64.0 million still owed on the Credit Agreement at December 20, 2004. As a result of repaying the Credit Agreement, the Companies recorded a loss on early retirement of debt of approximately $596,000, all of which was recorded on the consolidated statements of operations of VRCC, which represents unamortized deferred financing fees that were written off.

Notes to Consolidated Financial Statements

B & B B, Inc. (cont’d)

6.      Long-term Debt (cont’d)

Interest Rate Swaps

During 2001, as part of entering into the Original Credit Agreement, the Companies entered into two interest-rate swaps, each with notional amounts equal to $28.0 million (the Swaps), to reduce Companies’ exposure to changes in interest rates. The Swaps effectively converted $56.0 million of the Companies’ floating rate debt to a fixed rate. The Swaps became effective on June 29, 2001 and terminate on June 30, 2006. The Companies paid a fixed rate of 5.88% on the Swaps, which was priced to assume no value at inception.

The Swaps are accounted for under the guidance of SFAS No. 133, “Accounting for Derivative Instruments in Hedging Activities.” Since the notional amount of the Swaps was always to be less than the principal amount of the debt, and the interest periods and interest rates were the same on both the swap and the debt, there was to be no ineffectiveness in the swap. Based on these assumptions, the Swaps qualified as hedge instruments and met the requirements under SFAS No. 133 to be accounted for as a cash flow hedge. The change in fair market value of the Swaps during the year ended December 31, 2003 is recorded as a comprehensive loss in the consolidated statements of operations of VRCC.

Given the Companies’ noncompliance with the terms of the Credit Agreement and subsequently as a result of the Buyout, during the year ended December 31, 2004, the Swaps lost their effectiveness and the ability to qualify as a hedge instrument. Accordingly, for the years ended December 31, 2005 and 2004, the change in fair value of the Swaps was accounted for as income to current earnings. Specifically, for the year ended December 31, 2004, the Companies recorded a loss relating to the change in the fair value of the Swaps totaling $1.5 million which was equal to the write-off of the cumulative comprehensive loss of $5.3 million, net of the current year increase in fair value of the Swaps of $3.8 million. As of December 31, 2005, the Companies have no plans of reestablishing the Swaps as hedges. The fair value of the Swaps at December 31, 2005 was $0.2 million and is included in the consolidated balance sheet of VRCC. The notional amount of the Swaps at December 31, 2005 was $33.6 million.

Similar to the Notes, B&BB, VRCC and RBG are jointly obligated under the Swaps. The allocation of the balance of the Swaps to the individual balance sheets of B&BB, VRCC and RBG was based on original allocation of the balance of the Original Credit Agreement. The balance sheet of the Company reflects the full obligation of the Swap at December 31, 2005 and 2004 with the amount recorded to the consolidated balance sheet of VRCC recognized as a deemed distribution to reflect the net obligation of the Swaps on the balance sheet of the Company at December 31, 2005 and 2004. At December 31, 2005, the net value of the Swaps recorded on the balance sheet of the Company is $0.

Other Indebtedness and Guarantees

During 2002, the Company, RBG and Resorts LLC entered into separate promissory notes with Wells Fargo Equipment Finance, Inc. totaling approximately $2.3 million to finance the acquisition of a player tracking system for each of the casinos. Each of the notes is separately guaranteed by the Company, VRCC, RBG and Resorts LLC. The Company has recorded a liability on the accompanying balance sheet of $174,000 and $363,000, respectively, at December 31, 2005 and 2004.

Notes to Consolidated Financial Statements

B & B B, Inc. (cont’d)

6.      Long-term Debt (cont’d)

During 2002, Resorts LLC entered into a promissory note for approximately $574,000 with Wells Fargo Equipment Finance, Inc. to finance the acquisition of laundry equipment. The promissory note is guaranteed by B&BB, VRCC and RBG. The Company has recorded a liability on the accompanying balance sheet of $0 at December 31, 2004 and 2003.

During 2001, RBG and Resorts LLC entered into a promissory note for approximately $1 million with Wells Fargo Equipment Finance, Inc. to finance the acquisition of golf course maintenance equipment. The promissory note is guaranteed by B&BB and VRCC. The Company has recorded a liability on the accompanying balance sheet of $0 at December 31, 2005 and 2004.

The estimated fair value of the Companies’ Senior Notes was $127.5 million and $130.0 million and for the Senior Sub Notes was $45.4 million and $41.3 million, respectively, at December 31, 2005 and 2004. The estimated fair value amounts were based on quoted market prices. For all other indebtedness, the fair value approximates the carrying amount of the debt due to the short-term maturities of the individual components of the debt.

7.     Gaming Equipment Financing

The Company from time to time enters into agreements with gaming manufacturers to finance the purchase of gaming equipment. Contractual terms of the agreements with the gaming manufactures consist of payment terms of less than one year to up to three years without interest. In the event that an agreement with a gaming manufacturer extends past a year, the Company’s will impute interest at a rate of 8%.

Gaming equipment financing consists of the following (in thousands):

	December 31,
	2005	2004
Gaming equipment financing to purchase 273 games, no payments for one year and monthly payments of $145 for 24 months beginning February 2006	$3,183	$—
Gaming equipment financing to purchase 20 games, monthly payments of $7 for 36 months beginning April 2005	167	—
Gaming equipment financing to purchase 35 games, no payments for one year and monthly payments of $8 for 24 months beginning January 2006	176	191
Gaming equipment financing to purchase 4 games, monthly payments of $1 for 36 months beginning April 2005	32	—
Gaming equipment financing to purchase 20 games, monthly payments of $7 for 36 months beginning April 2005	152	—
Gaming equipment financing with terms of less than 12 months	—	280
	3,710	471
Less current portion	(1,647)	(280)
Gaming equipment financing, long-term portion	$2,063	$191

Notes to Consolidated Financial Statements

B & B B, Inc. (cont’d)

7.     Gaming Equipment Financing (cont’d)

Maturities of gaming equipment financing are as follows (in thousands):

Years ending December 31:
2006	$1,647
2007	1,916
2008	168
3,731
Less debt discount	(21)
$3,710

8.     Treasury Stock

During 1992, the Board of Directors of the Company authorized the purchase of eight shares of common stock at a total cost of $400,000. During 1993, the Board of Directors of the Company authorized the purchase of four additional shares of common stock at a total cost of $300,000. The repurchased shares of stock are held as treasury shares and are reflected at cost in the accompanying financial statements.

9.     Related Party Transactions

Wingnuts, Inc. is a company that owns an airplane used by the Company. Wingnuts, Inc. is owned by Mr. Black along with various former stockholders of B&BB. Wingnuts, Inc. charges the Company for business usage of the airplane using hourly rates for actual air time. Total charges for the years ended December 31, 2005, 2004 and 2003 were $0, $24,000 and $18,000, respectively.

Virgin River Foodmart, Inc. (“Foodmart”), a Nevada corporation, is owned by Mr. Black and former shareholders of VRCC. Participants in the Company’s slot club program are able to redeem their points for gasoline at the Foodmart. Foodmart charges the Company the retail amount of gas purchased with player points. For the years ended December 31, 2005, 2004 and 2003, Foodmart has charged the Company $238,000, $306,000 and $225,000, respectively, for gasoline purchased with points from the Company’s slot club program.

Black, LoBello & Pitegoff is a law firm managed by the daughter of Mr. Black. The Company retains Black, LoBello & Pitegoff as outside legal counsel, and Black, LoBello & Pitegoff has received legal fees for legal services in the amount of $19,000, $43,000 and $57,000 for the years ended December 31, 2005, 2004 and 2003, respectively.

Pursuant to the Indenture, Mr. Black is entitled to a management fee for his management of the Companies of up to 5% of EBITDA, as defined. The Company has expensed and recorded a liability of $0.4 million as of December 31, 2005. In addition, Mr. Black received management fees totaling $80,000 for the year ended December 31, 2003.

Gaming Research is a consulting firm retained to perform marketing research for the Company. The principal of Gaming Research is the father of the Company’s chief operating officer. Gaming research received consulting fees of $47,000 for the year ended December 31, 2005.

Notes to Consolidated Financial Statements

B & B B, Inc. (cont’d)

10.  401(k) Plan

The Companies implemented a defined contribution 401(k) plan, which covers all employees who meet certain age and length of service requirements and allows an employer contribution up to 40% of the first 6% of each participating employee’s compensation. Plan participants can elect to defer before tax compensation through payroll deductions. These deferrals are regulated under Section 401(k) of the Internal Revenue Code. The Company’s portion of the Companies’ matching contributions for the years ended December 31, 2005, 2004 and 2003 were $49,000, $55,000 and $54,000, respectively.

11.  Commitments and Contingencies

Operating Leases—

In May 2005, the Companies entered into a lease arrangement with Dell Financial Services to lease desktop computers and servers. The term of the lease is 18 months at a rate of approximately $29,000 a month. The lease also provides for a renewal period of an additional 18 months at approximately $6,000 a month.

In 1990, the Company entered into a lease with VRCC for the land and buildings that currently contain the Virgin River Hotel/Casino/Bingo operations. The lease has a term of 30 years, ending in May 2020, with the ability to extend the lease for two ten year periods at the option of the Company. The lease provides for monthly payments of $525,000 through May 2020. Annually during the renewal period, the monthly lease payments shall increase based on the change in the consumer price index.

During 2000 and 2001, the Companies signed two lease agreements with Las Vegas Motor Speedway, Inc. to lease two separate suites at the Las Vegas Motor Speedway for the Companies over a five-year period beginning April 2000 and January 2001. The annual payments, including interest and taxes are $30,000 and $70,000, respectively.

Future minimum lease payments under operating leases for the five years subsequent to December 31, 2004 are as follows (in thousands):

Years ending December 31:
2006	$6,400
2007	6,300
2008	6,300
2009	6,300
2010	6,300
Thereafter	59,325
$90,925

Rent expense for the years ended December 31, 2005, 2004 and 2003 was $6.6 million, $6.5 million and $6.5 million, respectively.

Purchasing Commitments—In September 2005, the Companies entered into an agreement with Agilysys NV, LLC to purchase a new property management system for the three properties. Implementation is expected to begin in December 2005 with a completion date expected to occur before the end of the second quarter 2006. The estimated cost of this project is approximately $1.7 million.

Notes to Consolidated Financial Statements

B & B B, Inc. (cont’d)

11.  Commitments and Contingencies (cont’d)

In September 2005, the Companies entered into an agreement with Infinium Software, Inc. to purchase a new financial management system. Implementation is expected to begin in December 2005 with an completion date expected to occur before the end of the second quarter in 2006. The estimated cost of this project is approximately $615,000.

12.  Selected Quarterly Financial Data (Unaudited)

Selected quarter financial data (unaudited) for the year ended December 31, 2005 is as follows:

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Total
Net revenues	$12,995	$12,697	$11,999	$12,781	$50,472
Operating expenses	$11,974	$11,712	$11,952	$12,224	$47,862
Income from operations	$1,021	$985	$47	$557	$2,610
Net income (loss)	$461	$401	$(561)	$(18)	$283

Selected quarter financial data (unaudited) for the year ended December 31, 2004 is as follows:

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Total
Net revenues	$12,079	$11,443	$11,293	$12,046	$46,861
Operating expenses	$11,238	$10,887	$11,219	$11,674	$45,018
Income from operations	$841	$556	$74	$372	$1,843
Net income	$846	$562	$111	$321	$1,840